Exhibit 1.1
ARTICLES OF ASSOCIATION
of:
ASML Holding N.V.
with corporate seat in Veldhoven
the Netherlands
dated 12 April 2007
Name and seat.
Article 1.
1.1.	The name of the Company is: ASML Holding N.V.

1.2.	It has its corporate seat in Veldhoven.
1.3.	The provisions of sections 2:158 to 2:162 inclusive and 2:164, Civil Code, hereinafter: the large company regime, shall apply to the Company.
Objects.
Article 2.
The objects of the Company are to establish, participate in, administer and finance companies and enterprises engaged in the development, manufacture and trading of products which are used for the production of semi-conductors especially lithographic products and systems, and the development and exploitation of technical and other expertise in the field of or in connection with the products and systems referred to above, and to do everything pertaining thereto or connected therewith, including to perform or have performed industrial, commercial and financial activities, to perform or have performed services in general, all this in the widest sense.
Share capital and shares.
Article 3.
3.1.	The authorized share capital of the Company amounts to thirty-six million euro (EUR 36,000,000), divided into nine hundred million (900,000,000) ordinary shares with a par value of two eurocents (EUR 0.02) each, in these articles of association henceforth referred to as “ordinary shares” and nine hundred million (900,000,000) cumulative preference shares with a par value of two eurocents (EUR 0.02) each, in these articles of association henceforth referred to as “preference shares”;
3.2.	Where in these articles of association reference is made to shares and shareholders, this shall include the shares of each class as well as the holders of shares of each class respectively, unless explicitly provided otherwise.
Issuance of shares.
Article 4.
4.1.	The Board of Management shall have the power to issue shares if and insofar as the Board of Management has been designated by the general meeting of shareholders as the authorized body for this purpose. The Board of Management requires the approval of the Supervisory Board for a resolution with respect to such issuance. A designation as referred to above shall only be effective for a certain period not exceeding five years and may be extended for no longer than five years on each occasion.
4.2.	If and insofar as a designation as referred to in the first paragraph is not in force, the general meeting of shareholders shall have the power, upon the proposal of the Board of Management — which proposal must be approved by the Supervisory Board — to resolve to issue shares.

4.3.	In the event of an issue of ordinary shares against payment in cash, holders of ordinary shares shall have a pre-emptive right in proportion to the number of ordinary shares held by them. In the event of an issuance of ordinary shares issued against payment other than in cash, pre-emptive rights shall not exist. The Board of Management shall have the power to resolve to restrict or exclude the pre-emptive rights of these shareholders, if and insofar as the Board of Management has also been designated by the general meeting of shareholders for this purpose as the authorized body for the period of such designation. The provisions of the second and third full sentences of the first paragraph shall apply correspondingly.

4.4.	If and insofar as a designation as referred to in the third paragraph of this article is not in force, the general meeting of shareholders shall have the power, upon the proposal of the Board of Management — which proposal must be approved by the Supervisory Board — to resolve to restrict or exclude the pre-emptive rights of the holders of ordinary shares.

4.5.	A resolution of the general meeting of shareholders in accordance with the third or fourth paragraph of this article requires a majority of at least two thirds of the votes cast if less than one half of the issued share capital is represented at the meeting.

4.6.	In order for resolutions of the general meeting of shareholders to issue shares or to designate the Board of Management, as referred to in paragraph 1 and 2 of this article, to be valid, a prior or simultaneous resolution granting approval is required from each group of holders of shares of the same class whose rights are adversely affected by the issuance.

4.7.	The ordinary shares must be paid up in full when they are taken. At least a quarter of the par value shall be paid on preference shares when they are taken. Further payment on the preference shares shall be made within one month after the Board of Management, subject to the approval of the Supervisory Board, has made a corresponding request in writing to the shareholders concerned.

4.8.	Payment must be made in cash, unless another manner of contribution has been agreed upon. Payment in cash may be made in a foreign currency, subject to the Company’s consent. The payment obligation may be fulfilled by payment in a foreign currency for the amount in Dutch currency for which the amount so paid is freely exchangeable, determined using the exchange rate on the day of payment or, after applying the provisions of the next sentence, on the day mentioned therein. The company may request that payment shall be made against the exchange rate on a certain day within two months before the last day on which payment must be made, provided the shares or depositary receipts therefor shall be recorded forthwith after the issuance in a price list of a stock exchange outside the Netherlands.

4.9.	The provisions of this article shall apply accordingly to the granting of rights to subscribe for shares, but shall not apply to issuance of shares to a person who exercises a right to subscribe for shares that was previously granted. The Board of Management shall have the power to issue such shares.

4.10.	If the Board of Management has been designated as the body authorized to resolve to issue shares, then, in the case of the issuance of preference shares, including the granting of a right to take preference shares, though not the issuance of preference shares by virtue of exercising such an option right:
a.	the Board of Management is obliged to convene, within four weeks after said issuance, a general meeting in which the grounds for the issuance are explained, unless such an explanation has been given before then in a general meeting.

b.	the prior approval of the general meeting for the specific case is required if, (i) as a result of said issuance and/or (ii) as a result of the earlier issuance of preference shares by the Board of Management without the above-mentioned approval or other cooperation of the general meeting, so many preference shares may be taken and/or have been issued that the total par value of the preference shares issued by the Board of Management without the above-mentioned approval or other cooperation of the general meeting exceeds one hundred per cent of the total par value of the other shares issued before said issuance.
4.11.	If preference shares have been issued by virtue of a resolution to issue shares or a resolution to grant a right to take shares, adopted by the Board of Management without the prior approval or other cooperation of the general meeting, the Board of Management is obliged to convene a general meeting within two years after said issuance and to submit to said general meeting a proposal regarding the purchase or cancellation of said issued preference shares. If, at said meeting, no resolution is adopted to purchase or cancel the preference shares, the Board of Management is obliged, each time within two years after the above-mentioned proposal has been put on the agenda of the general meeting of shareholders, to convene another general meeting in which a resolution regarding the purchase or cancellation of the preference shares shall be tabled, which obligation shall cease if the above-mentioned shares are no longer issued or held by a party other than the Company.

4.12.	Upon the issuance of a share, its transfer for inclusion in the giro deposit, as meant in the Securities Book-Entry Transfer Act (“Wge”) (“Giro Deposit”) or into a joint deposit, as meant in the Wge (“Joint Deposit”), respectively, can be effected by the Company without the cooperation of other Participants in the Joint Deposit and of other affiliated institutions, as meant in the Wge (“Affiliated Institutions”). To do so, it is sufficient for the Company to add the share to the register in the name of the Central Institute for Giro Securities Transactions, as meant in the Wge (“Central Institute”) or the Affiliated Institution respectively, mentioning the fact that the share has been added to the Giro Deposit or the Joint Deposit respectively, and the other information as meant in article 8, paragraph 2, and the Central Institute or the Affiliated Institution respectively, accepts the transfer.
Acquisition/Disposal of shares in its own share capital.
Article 5.

5.1.	Any acquisition by the Company of shares in its own share capital which are not fully paid up shall be null and void. The Company may acquire fully paid up ordinary shares in its own share capital for valuable consideration, if and insofar as:
a.	its shareholders’ equity less the acquisition price is not less than prescribed in the relevant statutory provisions;

b.	the par value of the shares in its share capital which the Company acquires, holds or holds as pledgee, or which are held by a subsidiary, is not more than one-tenth of the issued share capital; and

c.	the general meeting of shareholders has authorized the Board of Management to acquire such shares, which authorization may be granted for no more than eighteen months on each occasion.
5.2.	Shares thus acquired may again be disposed of. The Board of Management shall not acquire shares in the Company’s own share capital as referred to above — where an authorization as referred to above has been granted- or dispose of such shares without the approval of the Supervisory Board. If depositary receipts for shares in the Company have been issued, such depositary receipts shall be viewed as shares for the purpose of the provisions of this paragraph and the previous paragraph.
5.3.	In the general meeting of shareholders no votes may be cast on a share held by the Company or a subsidiary or for a share for which one of them holds depositary receipts. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge on shares held by the Company or a subsidiary are not excluded from the right to vote in respect of such shares, if the right of usufruct or the right of pledge was granted prior to the time such share was held by the Company or such subsidiary. Neither the Company nor a subsidiary may cast votes in respect of a share for which it holds a right of usufruct or a right of pledge. Shares which are not entitled to voting rights pursuant to the provisions of law or this paragraph shall not be taken into account, when determining to what extent the shareholders cast votes, to what extent they are present or represented or to what extent the share capital has been provided or is represented.
5.4.	Upon the proposal of the Board of Management, which proposal must have the prior approval of the Supervisory Board, the general meeting of shareholders shall have the power to resolve to reduce the issued share capital: By a cancellation of shares acquired by the Company in its own share capital; By a reduction of the par value of the shares by an amendment of the articles of association, with partial repayment on those shares; By a cancellation of preference shares, with repayment on those preference shares, or; By a release from the obligation to make further payment on the preference Shares upon implementation of a resolution to reduce the par value of the shares, In compliance with the provisions of the law in that respect.
Shares, share certificates and share register.
Article 6.
6.1.	The shares shall be in registered form. No share certificates shall be issued for the preference shares and the ordinary shares of type I, as referred to in the next paragraph.
6.2.	Ordinary shares shall be available: in the form of an entry in the share register without issuance of a share certificate; such shares are referred to in these articles of association as shares of type I; and — the extent the Board of Management so decides — in the form of an entry in the share register with the issuance of a share certificate, which share certificate shall consist of a scrip without dividend sheet; such shares and share certificates are referred to in these articles of association as shares and share certificates of type II.
6.3.	The Board of Management may decide that the registration of ordinary shares of type I shall take place for one or more numbers of shares to be further determined by it.
6.4.	Share certificates shall be available in such numbers of ordinary shares as the Board of Management shall determine.
6.5.	All share certificates shall be signed by or on behalf of two members of the Board of Management, as well as countersigned by one or more persons to be designated by the Board of Management for that purpose; the signatures may be effected by printed facsimile.
6.6.	All share certificates shall be identified by numbers and/or letters in a manner to be determined by the Board of Management.
6.7.	The Board of Management may determine, provided with the approval of the Supervisory Board, that for the trade on foreign stock exchanges share certificates will be issued that comply with the requirements set by the foreign stock exchange(s).
6.8.	“Share certificate” shall include in these articles of association a certificate of more than one share.
6.9.	The Company can, pursuant to a resolution of the Board of Management, subject to the approval of the Supervisory Board, cooperate in the issuance of certificates in bearer form.
Share certificates.
Article 7.
7.1.	Upon a written request from a person entitled to such certificates, share certificates, including parts thereof that are missing or damaged, may be replaced by new certificates, or by duplicates bearing the same numbers and/or letters, provided that the applicant proves his title and — in case of a loss — the loss, to the satisfaction of the Board of Management, and further subject to such conditions as the Board of Management may deem necessary.
7.2.	The issuance of new certificates or duplicates shall cause the original documents to be invalid.
7.3.	The issuance of new certificates or duplicates for share certificates may in appropriate cases, at the discretion of the Board of Management, be published in newspapers to be determined by the Board of Management.
Shareholders’ register.
Article 8.
8.1.	With due observance of the provisions of law a share register shall be kept by or on behalf of the Company, which register shall be regularly updated and which, at the discretion of the Board of Management, may, in whole or in part, be maintained in more than one copy and at more than one place. At least one copy will be maintained at the office of the Company.

8.2.	Each shareholder’s name, his address, the date on which he has acquired the shares, the number and the type of the shares held by him, the date of acknowledgement or service, the amount paid up on each share, and all other information that must be registered pursuant to the provisions of law, as well as such further information as the Board of Management shall deem desirable, whether at the request of a shareholder or not, shall be entered in the share register.
8.3.	The Board of Management shall determine the form and the contents of the share register with due observance of the provisions of the first two paragraphs of this article. The Board of Management may determine that the share register shall vary as to its form and contents according to whether they relate to shares of type I or to shares of type II.
8.4.	In the case of shares that have been transferred to an Affiliated Institution, for inclusion in a Joint Deposit, or to the Central Institute, for inclusion in the Giro Deposit, the name and address of the Affiliated Institution or the Central Institute respectively, shall be entered in the share register, together with a statement of the date on which the shares were added to the Joint Deposit or the Giro Deposit respectively.
8.5.	Upon request, a shareholder shall be given free of charge a declaration of what is stated in the share register concerning the shares registered in his name, which statement may be signed by special proxy holders authorized thereto by the Board of Management.
8.6.	The provisions of the preceding paragraphs shall apply accordingly to those who hold a right of usufruct or a right of pledge on one or more shares, in addition to any other information required to be registered in the share register pursuant to law.
Exchange of shares.
Article 9.
9.1.	Subject to the provisions of article 6, a holder of an entry in the share register for one or more shares of type I may, upon his request, obtain one or more share certificates of type II up to an equal nominal amount.
9.2.	Subject to the provisions of article 6, a holder of a share certificate of type II registered in his name may, after submitting the share certificate to the Company, upon his request obtain an entry in the share register for one or more shares of type I up to an equal nominal amount.
9.3.	The Board of Management may demand that a request as referred to in this article shall be made on a form to be supplied by the Company free of charge, which shall be signed by the applicant.
Transfer of shares.
Article 10.
10.1.	Unless the law provides otherwise and except as provided by the provisions of the following paragraphs of this article, the transfer of a share shall require an instrument intended for such purpose and, unless the Company itself is a party to the transaction, the written acknowledgement of the transfer by the Company; service upon the Company of such instrument of transfer or of a copy or extract thereof signed as a true copy by the notary or the transferor shall be considered to have the same effect as an acknowledgement.

10.2.	The transfer of a preference share can only take place with due observance of the provisions of article 11.
10.3.	In cases where a share of type I is transferred, an instrument of transfer, signed by both parties to the transfer, on a form to be supplied by the Company free of charge, must be submitted to the Company.
10.4.	In cases where a share for which a certificate of type II has been issued is transferred, the share certificate must be submitted to the Company, provided that an instrument of transfer as referred to in the previous paragraph, printed on the back of the share certificate, has been duly completed and signed by or on behalf of the transferor, or a separate instrument in substantially the same form is submitted together with the share certificate.
10.5.	If a transfer of a share of type II has been effected by service of an instrument of transfer upon the Company, the Company shall, at the discretion of the Board of Management, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more share certificates registered in his name up to an equal nominal amount.
10.6.	The Company’s written acknowledgement of a transfer of a share of type II shall, at the discretion of the Board of Management, be effected either by endorsement of the transfer on the share certificate as proof of the acknowledgement or by the issuance to the transferee of one or more share certificates registered in his name up to an equal nominal amount.
10.7.	If a share is being transferred for inclusion in a Joint Deposit, the transfer shall be accepted by the Affiliated Institution in question. In cases where a share is being transferred for inclusion in the Giro Deposit, the transfer shall be accepted by the Central Institute. Transfer and acceptation can take place without the cooperation of the other participants in the Joint Deposit and without the cooperation of other Affiliated Institutions.
10.8.	An Affiliated Institution is empowered to transfer shares for inclusion in the Giro Deposit and, insofar as deduction has not been rendered impossible, to deduct shares from the Joint Deposit without the cooperation of the other Participants. The Central Institute is, insofar as delivery has not been rendered impossible, empowered to deduct shares from the Giro Deposit for inclusion in a Joint Deposit without the cooperation of the other participants.
10.9.	If the transfer of an ordinary share does not take place in accordance with the provisions of paragraphs 3, 4, 7 and 8 of this article, the transfer of an ordinary share can only take place with the permission of the Board of Management. The Board of Management may make its permission subject to such conditions as the Board of Management may deem necessary or desirable. The applicant shall always be entitled to demand that said permission be granted on the condition that transfer takes place to a person designated by the Board of Management. The permission shall be deemed to have been granted, should the Board of Management not have decided on granting permission for the request within six weeks of being requested to do so.
10.10.	The provisions of the preceding paragraphs of this article shall apply correspondingly to the allotment of shares in the event of a division of any share constituting joint property,

the transfer of a share as a consequence of a writ of execution and the creation of limited rights on a share.

10.11.	The submission of requests and the submission of documents referred to in articles 5 to 9 inclusive shall be made at a place to be determined by the Board of Management. Different places may be determined the different types of shares, including — if shares in the share capital of the Company are admitted tot the official listing of the stock exchange in Amsterdam — in any case a place in Amsterdam.
10.12.	The Company is entitled to charge amounts, at no more than cost, and to be determined by the Board of Management, to those persons who request any services to be carried out pursuant to articles 5 to 9 inclusive.
10.13.	The Company can, pursuant to a resolution of the Board of Management, subject to the approval of the Supervisory Board, make the delivery of shares, within the meaning of article 26 of the Wge impossible. The resolution to this effect cannot be invoked against a Participant any sooner than after six months of the publication of the resolution in at least one national daily Dutch newspaper, and in the Official Pricelist of Euronext Amsterdam N.V. The Company can revoke any such resolution by means of a resolution of the Board of Management, subject to the approval of the Supervisory Board. In such a case, deduction shall be possible from the day following on the day of publication of such a resolution in at least one national daily Dutch newspaper, and in the Official Pricelist of the Euronext Amsterdam N.V.
Preference shares.
Article 11.
11.1.	The approval of the Supervisory Board shall be required for every transfer of preference shares. Said approval shall be requested in writing.
11.2.	If approval is refused, the Supervisory Board is obliged to designate one or more parties who are willing and able to acquire on payment of cash all the preference shares, to which the request relates at a price to be fixed by the transferor and the Supervisory Board in joint consultation within two months after said designation.
11.3.	If the transferor has not received written notice from the Company within three months after receipt by the Company of the request to approve the proposed transfer, or a timely written rejection has not been accompanied at the same time by the designation of one or more interested parties as referred to in paragraph 2, the approval of the transfer shall be deemed to have been granted after the above-mentioned period has elapsed or after receipt of the notice of rejection.
11.4.	If no agreement has been reached between the transferor and the Board of Management regarding the price referred to in paragraph 2 within two months after the rejection, said price shall be fixed by an expert to be designated by the transferor and the Board of Management in joint consultation or, in the absence of agreement thereon within three months after the rejection, by the Chairman of the Chamber of Commerce and Industry in the municipality where the Company has its de facto address, at the request of either party.
11.5.	The transferor shall have the right to abandon the transfer provided that he informs the Board of Management thereof in writing within one month after he has been informed of the name of the designated party or parties and of the price fixed.

11.6.	In the case of approval of the transfer as defined in paragraphs 1 or 3, the transferor shall be entitled to transfer all the preference shares, to which his request related to the party named in the request during a period of three months after said approval.
11.7.	The costs to the Company connected with the transfer may be charged to the party acquiring the shares.
11.8.	Any transfer of a preference share shall be entered in the share register.
Holders of a right of usufruct, holders of a right of pledge and holders of depositary receipts.
Article 12.
12.1.	No right of pledge can be established on the preference shares.
12.2.	The holder of a right of usufruct who in accordance with the provisions of section 2:88, Civil Code, does not have the right to vote and the holder of a right of pledge who in accordance with the provisions of section 2:89, Civil Code, does not have the right to vote, shall not have the rights conferred by law on the holders of depositary receipts for shares issued with the cooperation of the Company.
12.3.	Where in these articles of association reference is made to others entitled to attend meetings, this shall include the holders of depositary receipts for shares issued with the cooperation of the Company and the persons who, under the provisions of paragraph 4 of section 2:88 or section 2:89, Civil Code, have the rights conferred by law on holders of depositary receipts for shares issued with the cooperation of the Company.
Board of management. Appointment.
Article 13.
13.1.	The Company shall be managed by a Board of Management, consisting of at least two members, under the supervision of a Supervisory Board.
13.2.	The members of the Board of Management shall be appointed by the Supervisory Board. The Supervisory Board shall inform the general meeting of shareholders of the intended appointment of a member of the Board of Management. The provisions of section 2:158, paragraph 10, Civil Code shall apply correspondingly.
13.3.	A member of the Board of Management shall be appointed for a maximum period of four years, provided however that unless such member of the Board of Management has resigned at an earlier date, his term of office shall lapse on the day of the general meeting of shareholders, to be held in the fourth year after the year of his appointment. A member of the Board of Management may be re-appointed with due observance of the preceding sentence.
13.4.	If the number of members of the Board of Management has fallen below two, the powers of the Board of Management shall remain unaffected. In such a case a meeting of the Supervisory Board shall be held forthwith to fill the vacancies in the Board of Management.
13.5.	With due observance of the minimum referred to in paragraph 1 of this article, the number of members of the Board of Management shall be determined by the Supervisory Board.
Board of Management; suspension and removal.
Article 14.

14.1.	Members of the Board of Management may be suspended or removed by the Supervisory Board.
14.2.	The Supervisory Board shall not remove a member of the Board of Management until the general meeting of shareholders has been heard in respect of the intended removal.
14.3.	The members of the Board of Management may be suspended by the Supervisory Board either collectively or individually. Within three months of such suspension a general meeting of shareholders shall be held to hear the general meeting of shareholders in connection with the intended removal of the suspended member from the Board of Management. If such general meeting of shareholders is not held within three months of the suspension, the suspension shall lapse. The person concerned shall be entitled to account for his actions at that meeting.
Representation.
Article 15.
15.1.	The Board of Management as well as two members of the Board of Management acting jointly shall have power to represent the Company.
15.2.	The Board of Management may, subject to the approval of the Supervisory Board, give each of its members individually power of attorney to represent the Company within certain limits defined in the power of attorney.
15.3.	The Board of Management may grant to persons, whether or not employed by the Company, the power to represent the Company and may therewith determine the scope of such power of attorney as well as the title of such persons.
15.4.	The Board of Management is authorized to perform the transactions as referred to in section 2:94, paragraph 1, Civil Code, to the extent such authority has not been explicitly excluded or limited pursuant to a provision of these articles of association.
15.5.	If a member of the Board of Management, acting in his personal capacity, enters into an agreement with the Company, or if he, acting in his personal capacity, conducts any litigation against the Company, the Company may be represented in that matter by one of the other members of the Board of Management, or by a member of the Supervisory Board designated by the Supervisory Board, unless the general meeting of shareholders designates a person for that purpose or unless the law provides otherwise for such designation. Such a person may also be the member of the Board of Management in respect with whom the conflict of interest exists. If a member of the Board of Management has a conflict of interest with the Company other than as referred to in the first sentence of this paragraph, he shall as each of the other members of the Board of Management have the power to represent the Company, in accordance with the provisions of the first paragraph.
Board of Management; decision process and internal rules and regulations.
Article 16.
16.1.	The Supervisory Board shall appoint one of the members of the Board of Management as Chairman.
16.2.	Resolutions of the Board of Management shall be adopted by an absolute majority of votes cast. In a tie vote the Chairman of the Board of Management shall have a casting vote.
16.3.	The Board of Management shall adopt internal rules and regulations.

Board of Management; decision process.
Article 17.
17.1.	Without prejudice to the other provisions of these articles of association, resolutions of the Board of Management shall require the approval of the Supervisory Board concerning:
a.	issuance, including the granting of rights to subscribe for shares in the share capital of the Company, and acquisition of shares in and debentures chargeable to the Company or of debentures chargeable to a limited partnership or general partnership of which the Company is a general partner with full liability;

b.	cooperation in the issuance of depositary receipts for shares in the Company;

c.	application for listing or for withdrawal of the listing of the documents referred to under a. and b. in the price list of any stock exchange;

d.	entry into or termination of a continuing cooperation by the Company or a dependent company with another legal entity or partnership or as general partner with full liability in a limited partnership or general partnership, if such cooperation or the termination thereof will materially affect the Company;

e.	acquisition by the Company or a dependent company of a direct or indirect participation in the share capital of another company, the value of which is at least equal to the sum of one quarter of the issued share capital and the reserves of the Company, as shown in its balance sheet with explanatory notes, as well as any material change in the size of such participation;

f.	Investments requiring an amount equal to at least one quarter of the issued share capital and reserves of the Company, as shown in its balance sheet with explanatory notes;

g.	a proposal to amend the articles of association;

h.	a proposal to dissolve the Company or a proposal for a legal merger of the Company;

i.	application for bankruptcy or for a moratorium of payments;

j.	termination of the employment of a considerable number of employees of the Company or of a dependent company at the same time or within a short time-span;

k.	a far-reaching change in the working conditions of a considerable number of employees of the Company or of a dependent company;

l.	a proposal to reduce the issued share capital.
17.2.	The Supervisory Board may grant the approvals required pursuant to this article either for a specific transaction, or for a group of such transactions.
17.3.	The Supervisory Board furthermore may decide that certain clearly defined resolutions from the Board of Management need to be submitted to the approval of the Supervisory Board. The Supervisory Board shall forthwith inform the Board of Management of such decision. Such resolutions shall be included in the rules and regulations as meant in article 16, paragraph 3.
17.4.	Without prejudice to any other applicable provision of these articles of association, the Board of Management shall furthermore require the approval of the Supervisory Board and the general meeting of shareholders for resolutions of the Board of Management regarding a significant change in the identity or nature of the company or the enterprise, including in any event:
a.	the transfer of the enterprise or practically the entire enterprise to a third party;

b.	to conclude or cancel any long-lasting co-operation by the company or a subsidiary (‘dochtermaatschappij’) with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to the company;

c.	to acquire or dispose of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the company, by the company or a subsidiary (‘dochtermaatschappij’).
17.5.	The absence of the approval of the Supervisory Board as well as the general meeting of shareholders for a resolution referred to in this article shall neither effect the representative authority of the Board of Management nor the members of the Board of Management.
Board of Management; absence or prevention from acting.
Article 18.
In the event one or more members of the Board of Management are prevented from acting or are failing, the remaining members or the only remaining member shall be temporarily in charge of the management of the company. In the event all members of the Board of Management are prevented from acting or are failing, the Supervisory Board shall be temporarily in charge of the management of the company. In this event the Supervisory Board may temporarily charge one or more persons, whether or not from among its members, with the management of the Company.
Board of Management; remuneration and indemnification.
Article 19.
19.1.	The policy regarding the remuneration of the members of the Board of Management will be adopted by the general meeting of shareholders upon a proposal of the Supervisory Board. Simultaneously with the offer to the general meeting of shareholders, the remuneration policy shall be offered in writing to the works council(s) appointed for that purpose by the law for its/their information.
19.2.	The remuneration of the members of the Board of Management will, with due observance of the policy set out in paragraph 1, be determined by the Supervisory Board.
The Supervisory Board will submit for approval by the general meeting of shareholders a proposal regarding the arrangements for the remuneration in the form of shares or rights to acquire shares. This proposal includes at least how many shares or rights to acquire shares may be awarded to the members of the Board of Management and which criteria apply to an award or modification. The absence of the approval of the general meeting of shareholders shall not invalidate the representative authority of the Supervisory Board.
19.3.	Current and former members of the Board of Management shall be reimbursed for:

(i)	expenses in relation to conducting a defence against claims for damages or conducting a defence in other legal proceedings; and

(ii)	any damages they may be ordered to pay,
incurred due to acts or omissions in the performance of their tasks as member of the Board of Management or another function they fulfil at the request of the Company. The Company shall indemnify them against financial losses that are a direct result of the foregoing. No reimbursement will be awarded and no indemnification will be granted to the party concerned in case and to the extent that a court in the Netherlands irrevocably has established that the acts and omissions may be characterised as being wilfully misconducted or intentionally reckless, including seriously imputable, unless this would be in view of all circumstances of the case contrary to the reasonableness and fairness (redelijkheid en billijkheid). In addition, no reimbursement will be given to the extent that the financial losses are covered by an insurance and the insurer has settled the financial losses. On behalf of the party concerned the Company may take out insurance against liability. By means of a written agreement the Supervisory Board may further implement the foregoing.
Supervisory board, supervision on the Board of Management.
Article 20.
20.1.	The Supervisory Board is charged with the supervision of the policies of the Board of Management and the general course of affairs in the Company and its affiliated enterprise. The Supervisory Board shall support the Board of Management with its advice.
20.2.	The Board of Management shall provide the Supervisory Board in time with the information it needs to carry out its duties. At least once per year, the Board of Management shall inform the Supervisory Board in writing in respect of the principles of the strategic policy, the general and financial risks and the management and control system of the Company.
The Board of Management shall at that time submit to the approval of the Supervisory Board:
a.	the operational and financial objectives of the Company;

b.	the strategy designed to achieve the objectives; and

c.	the parameters to be applied in relation to the strategy, for example in respect of the financial ratios.
20.3.	The Supervisory Board shall prepare a profile for its size and composition, taking into consideration the nature of the business, its activities and the desired expertise and background of the Supervisory Board members.

The Supervisory Board discusses the profile as well as any change thereof in the general meeting and with the works council as referred to in section 2:158, paragraph 11, Civil Code, hereinafter referred to as: the works council.
Supervisory Board; appointment.
Article 21.
21.1.	The Supervisory Board shall consist of at least three members or any larger number of members as determined by the Supervisory Board. The Supervisory Board shall appoint one of its members as its Chairman.

21.2.	The members of the Supervisory Board shall be appointed by the general meeting on the recommendation of the Supervisory Board; in the event as referred to in the last sentence of paragraph 7 of this article the appointment shall be made by the Supervisory Board.

The Supervisory Board shall inform the general meeting and the works council simultaneously of its nomination.
21.3.	The general meeting of shareholders and the works council may recommend persons to the Supervisory Board for appointment as a member of the Supervisory Board. The Supervisory Board shall promptly inform them when, as a result of which event and in accordance with which profile, a vacancy in the Supervisory Board must be filled. In the event the vacancy requires the strengthened right of recommendation as referred to in paragraph 5 of this article, the Supervisory Board shall include this fact in its information.
21.4.	Together with a recommendation or nomination information regarding the candidate shall be given in respect of his age, profession, the number of shares held by him in the share capital of the Company and the positions he holds or has held insofar as of importance with respect to the fulfilment of the duties of a member of the Supervisory Board. In addition, reference shall be made as for which companies he already serves as a member of the supervisory board; in the event this includes legal entities that belong to the same group it may be sufficient to mention such group. The recommendation or nomination of a member of the Supervisory Board shall state the grounds on which it is based. In the event of a re-appointment the way in which the candidate has performed its duty as a member of the Supervisory Board.
21.5.	With regard to one third of the number of Supervisory Directors, the Supervisory Board shall place a person recommended by the works council on the nomination, unless the Supervisory Board objects to the recommendation on the grounds that the person recommended is expected to be unsuitable for the fulfilment of the duties of Supervisory Director or that the Supervisory Board will not be suitably composed when the appointment is made as recommended. If the number of Supervisory Directors cannot be divided by three, the nearest lower number that can be divided by three will be the basis for determining the number of members to which this enhanced right of recommendation applies.
21.6.	If the Supervisory Board raises an objection against a person recommended by the works council it will inform the works council of that objection and the reasons for it. The Supervisory Board shall institute consultations with the works council without delay with a view to reaching an agreement on the nomination. If the Supervisory Board determines that no agreement can be reached, a representative of the Supervisory Board designated for that purpose shall apply to the Enterprise Division of the Amsterdam Court of Appeal to uphold the objection. The application my not be filed until four weeks have lapsed since the consultations with the works council commenced. The Supervisory Board shall place the person recommended on the nomination if the Enterprise Division declares the objection unfounded. If the Enterprise Division upholds the objection, the works council may make a new recommendation in accordance with the provisions of paragraph 5.

21.7.	The general meeting of shareholders may by an absolute majority of the votes cast, representing at least one-third of the outstanding share capital, overrule the nomination. If the general meeting of shareholders with an absolute majority of the votes cast overrules the nomination, but this majority does not represent at least one-third of the outstanding share capital, a new meeting can be convened in which meeting the nomination can be overruled by an absolute majority of the votes cast. The provisions of section 2:158, paragraph 9, Civil Code apply with regard to convening the general meeting of shareholders in order to appoint the person nominated. If the nomination is rejected the Supervisory Board shall draw up a new nomination. Paragraphs 3 up to and including 6 of this article shall apply. If the general meeting does not appoint the person nominated and does not resolve to reject the nomination, the Supervisory Board shall appoint the person nominated.
Supervisory Board; absence of all members.
Article 22.
22.1.	If the number of members of the Supervisory Board has fallen below three, the powers of the Supervisory Board shall remain unaffected. In such case the necessary measures to increase the number of members shall be taken forthwith.
22.2.	In the event all members of the Supervisory Board are absent, such absence being not pursuant to the provisions of article 24 hereafter, then the appointment shall be made by the general meeting of shareholders.
22.3.	The works council may recommend persons for appointment as member(s) of the Supervisory Board. The person convening the general meeting of shareholders shall in due time inform the works council that the subject of the appointment of member(s) of the Supervisory Board will be considered at the general meeting, specifying whether the appointment is taking place in accordance with the works council’s right of recommendation pursuant to article 21 paragraph 5.

22.4.	Article 21, paragraphs 5 and 6, shall apply mutatis mutandis.
Supervisory Board; resignation.
Article 23.
23.1.	The position of a member of the Supervisory Board may not be held by:
a.	persons employed by the Company;

b.	persons employed by a dependent company;

c.	members of the Board of Management and persons employed by an employees’ organization customarily involved in the establishment of the terms of employment of the persons referred to under a. and b.
23.2.	A member of the Supervisory Board shall be appointed for a maximum period of four years, provided however that unless such member of the Supervisory Board has resigned at an earlier date, his term of office shall lapse on the day of the general meeting of shareholders, to be held in the fourth year after the year of his appointment. A member of the Supervisory Board may be re-appointed with due observance of the preceding sentence. A member of the Supervisory Board, appointed to fulfil an interim vacancy, shall — as far as it concerns the moment of retirement — take the place of his predecessor, unless the Supervisory Board provides otherwise at the moment of his appointment.

23.3.	The Supervisory Board establishes a rotation schedule.
23.4.	Upon application, the Enterprise Division of the Amsterdam Court of Appeal may remove a member(s) of the Supervisory Board for dereliction of his duties, for other important reasons or on account of any far-reaching change of circumstances as a result of which the company cannot reasonably be required to maintain him as a member(s) of the Supervisory Board. The application can be made by the company, represented for this purpose by the supervisory board, and by a designated representative of the general meeting or the works council.
23.5.	A member of the Supervisory Board may be suspended by the Supervisory Board; such suspension shall lapse by operation of law if the Company has not requested the Enterprises Chamber for the removal of such member as referred to in section 2:161, subsection 2, Civil Code, within one month of the beginning of the suspension.
Withdrawal of confidence in the Supervisory Board.
Article 24.
24.1.	The general meeting may withdraw its confidence in the supervisory board by an absolute majority of votes cast, representing at least one third of the issued share capital.

If less than one third of the issued share capital is represented at the meeting, a new meeting may be convened in which the general meeting of shareholders may withdraw its confidence in the supervisory board by an absolute majority of the votes cast, regardless the portion of the share capital represented at the meeting.

The resolution to withdraw confidence in the supervisory board shall specify the reasons for the resolution. The resolution may not be passed with regard to supervisory directors appointed by the Enterprise Division in accordance with paragraph 3.
24.2.	A resolution as referred to in paragraph 1 shall not be passed until the managing board has notified the works council of the proposed resolution and the reasons for it. The notification shall take place at least thirty days before the general meeting at which the proposal is to be dealt with. If the works council determines a view on the proposal, the managing board shall inform the supervisory board and the general meeting of that view. The works council may arrange for its view to be explained at the general meeting.
24.3.	The resolution referred to in paragraph 1 shall result in the immediate dismissal of the supervisory directors. On passing the resolution, the managing board shall apply without delay to the Enterprise Division of the Amsterdam Court of Appeal to appoint one or more supervisory directors on a temporary basis. The Enterprise Division shall provide for the effects of the appointment.
24.4.	The supervisory board shall use its best efforts to ensure that a new supervisory board is composed within the period set by the Enterprise Division and in accordance with article 21.
Supervisory Board; meetings and decision process.
Article 25.
25.1.	The Supervisory Board may adopt its resolutions by an absolute majority of the votes cast at a meeting at which at least one half of its members is present. The Supervisory Board may adopt its resolutions in writing provided that the proposal has been sent to all members and no member has opposed to this method of adopting a resolution and provided that more than half of the members will cast its votes in favour of the proposal.

25.2.	Minutes shall be kept of the proceedings at the meetings of the Supervisory Board, which in any case shall include the resolutions adopted by the meeting. In the event that the resolutions have been adopted outside a meeting, as referred to in the preceding paragraph, the resolutions so adopted shall be recorded in writing. Such record shall be signed by the Chairman.
25.3.	A statement signed by two members of the Supervisory Board to the effect that the Supervisory Board has adopted a particular resolution shall constitute evidence of such a resolution vis-à-vis third parties.
25.4.	The members of the Board of Management shall, if so invited by the Supervisory Board, attend the meetings of the Supervisory Board.
25.5.	The Supervisory Board adopts internal rules and regulations.
Supervisory Board; remuneration and indemnification.
Article 26.
26.1.	Upon the proposal of the Supervisory Board, the general meeting of shareholders shall determine the remuneration of the members of the Supervisory Board, which shall consist of a fixed yearly amount. A member of the Supervisory Board shall not be granted any shares and/or rights to acquire shares by way of remuneration.
26.2.	The Supervisory Board may grant an additional remuneration to be borne by the Company to its Chairman or to members who pursuant to a resolution of the Supervisory Board have been designated to perform certain functions or activities of the Supervisory Board.
26.3.	Current and former members of the Supervisory Board shall be reimbursed for:
(i)	expenses in relation to conducting a defence against claims for damages or conducting a defence in other legal proceedings; and

(ii)	any damages they may be ordered to pay,
incurred due to acts or omissions in the performance of their tasks as member of the Supervisory Board or another function they fulfil at the request of the Company. The Company shall indemnify them against financial losses that are a direct result of the foregoing. No reimbursement will be awarded and no indemnification will be granted to the party concerned in case and to the extent that a court in the Netherlands irrevocably has established that the acts and omissions may be characterised as being wilfully misconducted or intentionally reckless, including seriously imputable, unless this would be in view of all circumstances of the case contrary to the reasonableness and fairness (redelijkheid en billijkheid). In addition, no reimbursement will be given to the extent that the financial losses are covered by an insurance and the insurer has settled the financial losses. On behalf of the party concerned the Company may take out insurance against liability. By means of a written agreement the Board of Management may further implement the foregoing.
General meetings of shareholders; general.
Article 27.
27.1.	The ordinary general meeting of shareholders shall be held each year within six months after the end of the financial year.

27.2.	The agenda of this general meeting shall at least contain the following subjects:
a.	the written report of the Board of Management containing the course of affairs in the Company and the conduct of the management during the past financial year;

b.	the adoption of the annual accounts;

c.	discussion regarding the Company’s reserves and dividend policy and justification thereof by the Board of Management;

d.	if applicable, the proposal to pay a dividend;

e.	the discharge of the members of the Board of Management in respect of its management during the previous financial year;

f.	the discharge of the members of the Supervisory Board in respect of its supervision during the previous financial year ;

g.	each substantial change in the corporate governance structure of the Company; and

h.	proposals placed on the agenda by the Supervisory Board, the Board of Management or shareholders submitted accordance with the provisions of these articles of association shall be discussed and resolved upon.
The provisions under a., b., c., d., e., f. and g. do not obstruct the possibility of the general meeting of shareholders to resolve, on the basis of special circumstances, to extend the period for preparing the annual accounts and the annual report and associated documents and for submitting them to the general meeting of shareholders, up to a maximum of six additional months.
Extraordinary general meeting of shareholders.
Article 28.
28.1.	Extraordinary general meetings of shareholders shall be held as often as is deemed necessary by the Board of Management or the Supervisory Board, and must be held if one or more shareholders and others entitled to attend the meetings jointly representing at least one-tenth of the issued share capital make a written request to that effect to the Board of Management and the Supervisory Board, specifying in detail the items to be discussed.
28.2.	If the Board of Management fails to comply with a request as referred to in the preceding paragraph in such a manner that the general meeting of shareholders can be held within six weeks after the request, the persons making the request may be authorized by the President of the Court in ‘s-Hertogenbosch to convene the meeting themselves.
General meeting of shareholders; place and convocation.
Article 29.
29.1.	The general meetings of shareholders shall be held, at the option of the Board of Management, in Veldhoven, in Eindhoven, in Amsterdam or in The Hague; the convocation shall inform the shareholders and others entitled to attend the meetings accordingly.
29.2.	The convocation to the general meeting of shareholders shall be published in the form of an advertisement which shall be placed in at least one national daily Dutch newspaper and — in the event of a listing as referred to in article 10, paragraph 11— in the Daily Official List of Euronext Amsterdam N.V. In addition, holders of registered shares of type II can be called to the meeting by letter.

29.3.	The convocation shall be issued by the Board of Management or by those persons statutory entitled thereto.
General meeting of shareholders; convocation and agenda.
Article 30.
30.1.	The convocation referred to in the preceding article shall take place no later than on the fifteenth day prior to the day of the meeting.
30.2.	Without prejudice to the other provisions of these articles of association, the agenda shall include such items as have been included therein by the Board of Management or the Supervisory Board; furthermore the agenda shall include such items as one or more shareholders and others entitled to attend the meetings, representing at least one-hundredth of the issued share capital or representing a value of at least fifty million euro (EUR 50,000,000), have requested the Board of Management to include in the agenda, at least sixty days before the day of the meeting. The Board of Management may decide not to place items so requested on the agenda, in the event the Board of Management is of the opinion that doing so would be detrimental to vital interests of the company. No resolutions shall be adopted on items other than those which have been included in the agenda.

The Board of Management and the Supervisory Board shall inform the shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda. These explanatory notes to the agenda shall be published on the website of the Company.
30.3.	Without prejudice to the provisions regarding the reduction of share capital and the amendment of the articles of association, the convocation shall either mention the items to be discussed or state that the shareholders and others entitled to attend the meetings can inform themselves on the items to be discussed at the office of the Company and that copies thereof are obtainable free of charge at such places as are specified in the convocation.
30.4.	Written requests as referred to in section 110, first subsection and section 114a, first subsection, Book 2 Dutch Civil Code, may be submitted electronically. Requests as referred to in section 110, first subsection and section 114a, first subsection, Book 2 Dutch Civil Code shall comply with conditions stipulated by the Board of Management, which conditions shall be posted on the company’s website.
General meeting of shareholders; meeting order and reporting.
Article 31.
31.1.	The general meetings of shareholders shall be presided over by the Chairman of the Supervisory Board or by any other person designated by the Supervisory Board.
31.2.	A certificate signed by the chairman confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.
31.3.	Minutes shall be kept of the proceedings at each general meeting of shareholders, which minutes shall be signed by the Chairman and a person designated by him immediately after the meeting has been opened.

31.4.	The minutes of the general meeting of shareholders shall be made available, on request, to shareholders no later than three months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three months. The minutes shall then be adopted and signed by the chairman and the person designated pursuant to paragraph 3.
31.5.	In the event that a notarial record is prepared of the proceedings at the meeting, the provisions of paragraphs 3 and 4 are not applicable and co-signing of the Chairman is sufficient.
General meeting of shareholders; record date.
Article 32.
32.1.	All holders of shares and others entitled to attend meetings are authorized to attend the general meeting of shareholders, to address the meeting and, in so far as they have such a right, to vote.
32.2.	The general meeting of shareholders may adopt rules and regulations to restrict the time to speak. To the extent the rules and regulations do not apply, the Chairman may restrict the time to speak if he considers this to be desirable in view of the orderly conduct of the meeting.
32.3.	The Board of Management may determine that paragraph 1 will be applicable to those who (i) are a shareholder as per a certain date, determined by the Board of Management, such date hereinafter referred to as: the “record date”, and (ii) who are as such registered in a register (or one or more parts thereof) designated thereto by the Board of Management, hereinafter referred to as: the “register”, in as far as (iii) at the request of the applicant, the holder of the register has given notice in writing to the Company prior to the general meeting, that the shareholder mentioned in this paragraph has the intention to attend the general meeting, regardless who will be shareholder at the time of the general meeting. The notice will contain the name and the number of shares the shareholder will represent in the general meeting. The provision above under (iii) about the notice to the Company also applies to the proxy holder of a shareholder, who has a written proxy.
32.4.	The in paragraph 3 mentioned record date and the date mentioned in that paragraph on which the notice of the intention to attend the general meeting has to be given at the latest, can not be determined earlier within the period which is permitted by law. The convocation of the general meeting will contain those times, the place of meeting and the proceedings for registration and notification.
32.5.	To the extent that the Board of Management uses its right as referred to in paragraph 3 of this article, the Board of Management may decide that persons entitled to attend shareholders’ meetings and vote thereat may, within a period prior to the shareholders’ meeting to be set by the Board of Management, which period can not start prior to the registration date as meant in paragraph 3, cast their votes electronically in a manner to be decided by the Board of Management. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.
32.6.	In case the Board of Management does not exercise its right as determined in paragraph 3, it shall be necessary for:

a.	each holder of shares that are not part of a Joint Deposit, to notify the Company in writing of his intention to do so no later than on the day and furthermore at the place mentioned in the convocation, stating — insofar as it concerns shares of type II — the identifying number of the share certificate. They may only exercise the said rights at the meeting for the shares registered in their name both on the day referred to above and on the day of the meeting;

b.	any person who as a Participant within the meaning of the Wge is entitled to a Joint Deposit, to submit, no later than on the day and furthermore at the place mentioned in the convocation, a written declaration from the Affiliated Institution stating that the number of shares mentioned in the declaration form part of a Joint Deposit and that the person mentioned in the declaration is Participant for the mentioned number of shares in the joint deposit and will remain so till at the end of the general meeting of shareholders.
32.7.	The Company shall send a card of admission for the meeting to all shareholders who have notified the Company of their intention in accordance with the provisions of the preceding paragraph.

32.8.	The person who wishes to exercise the right to vote and to attend the general meeting has to sign the attendance list prior to the general meeting, as far as applicable stating the name (names) of the person(s) he is representing as proxy holder, the number of shares he is representing and, as far as applicable, the number of votes he is able to cast.

32.9.	In case the Board of Management exercises its right as determined in paragraph 3, the written proxies must be provided to the holder of the register not later than the date as mentioned in the convocation. The holder of the register will send the proxies together with the notification to the Company as described in paragraph 3 sub (iii). The Board of Management may resolve that the proxies of holders of voting rights will be attached to the attendance list. In case the Board of Management does not exercise its right as determined in paragraph 3, the written proxies must be deposited ultimately on the day mentioned in the convocation and at the office of the Company.

32.10.	The provisions of the preceding paragraphs shall apply correspondingly to holders of a right of usufruct or holders of a right of pledge, who have the right to vote.

32.11.	The Board of Management may decide that each person entitled to attend shareholders’ meetings may by electronic means of communication take note of the business transacted at a shareholders’ meeting.

32.12.	The Board of Management may decide that each person entitled to attend shareholders’ meetings and vote thereat may, either in person or by written proxy, by electronic means of communication vote at that meeting, provided that such person can be identified through the electronic means of communication and furthermore provided that such person can directly take note of the business transacted at the shareholders’ meeting concerned. The Board of Management may attach conditions to the use of the electronic means of communication, which conditions shall be announced at the convocation of the shareholders’ meeting and shall be posted on the company’s website.
General meeting of shareholders; votes.

Article 33.
33.1.	Each share gives the right to cast one vote.
33.2.	Valid votes may be cast for shares held by a person who, for another reason than in his capacity as shareholder of the Company, would have been granted any right vis-à-vis the Company pursuant to the resolution to be adopted, or who would have been released from any obligation vis-à-vis the Company as a result thereof.
General meeting of shareholders; decision process.
Article 34.
34.1.	Unless these articles of association provide for a larger majority, resolutions shall be adopted with an absolute majority of votes cast. Blank votes and invalid votes shall not be taken into account. The Chairman shall decide on the method of voting and on the possibility of voting by acclamation.
34.2.	In a vote concerning reappointments, further votes shall, if necessary, be taken until one of the nominees has obtained an absolute majority. In a tie vote no resolution will have been adopted. The second vote or votes may, at the Chairman’s discretion, be taken at a subsequent meeting.
34.3.	Except as provided in paragraph 2 above, in the event of a tie vote the relevant proposal shall be deemed rejected.
Meetings of holders of ordinary shares.
Article 35.
Separate meetings of holders of ordinary shares shall be held whenever a resolution of the meeting of holders of ordinary shares is necessary pursuant to the provisions of law and these articles of association. With respect to such meeting articles 28 to 34 inclusive shall apply correspondingly.
Meetings of holders of preference shares.
Article 36.
36.1.	Extraordinary meetings of holders of preference shares shall be held (i) as often as the Board of Management considers Necessary, (ii) whenever a resolution of the meeting of holders of preference shares is necessary pursuant to the provisions of law and these articles of association and (iii) must be held if holders of preference shares representing at least two-fifths of the issued preference share capital make a written request to that effect to the Board of Management, specifying in detail the business to be dealt with.
36.2.	If the meeting has not been convened within fourteen days after the request in accordance with the preceding sentence by the holders of preference shares has been made, the applicants are authorized to convene the meeting themselves.
Place of meetings and convocation.
Article 37.
37.1.	The Chairman of the Board of Management shall decide on the place where the meetings of holders of preference shares shall be held.
37.2.	The meetings shall be convened by means of a notice to each holder of preference shares. The fact that a notice has not been received or has not been received in time, is no basis for the invalidity of a meeting, unless there is no proof that the notice was indeed sent out.

37.3.	The notices shall be sent out by the Chairman of the Board of Management and in the event referred to in the end of the preceding paragraph by the holders of preference shares referred to therein.

37.4.	The meeting shall be convened no later than on the eighth day prior to the meeting.
37.5.	A meeting at which all the holders of the preference shares are present or represented, may also adopt valid resolutions without fulfilling the convening requirements for convocation as referred to in this article.
37.6.	A meeting of holders of preference shares may adopt its resolutions in writing if the proposal has been sent to all holders of preference shares in writing, none of them opposes this manner of decision-making and all the holders of preference shares express themselves in favour of the proposal concerned.
37.7.	The provisions concerning the Chairmanship of the meetings, the minutes, the representation by proxy holders, the adoption of resolutions, the method of voting and tie votes contained in the articles 31, 33 and 34 shall apply correspondingly, provided, however, that only those persons may act as proxy holders who have not been opposed as such by the meeting of holders of preference shares.
Annual accounts, annual report and distributions.
Article 38.
38.1.	The financial year shall coincide with the calendar year.
38.2.	Each year within five months after the end of the financial year, save where this period is extended by a maximum of six months on account of special circumstances, the Board of Management shall prepare annual accounts consisting of a balance sheet as at 31 December of the preceding year and a profit and loss account in respect of the preceding financial year, with the explanatory notes thereto.

The Board of Management submits the annual accounts to the works council.
38.3.	The Board of Management must prepare these annual accounts on business economical basis.
38.4.	With the approval of the Supervisory Board, the Board of Management shall have the power to determine to what extent the profits — the positive balance of the profit and loss account - shall be retained by way of a reserve, with due observance of the statutory provisions with respect to the statutory reserves and after the provisions of article 39, paragraphs 1 and 2, have been fulfilled.
38.5.	The general meeting of shareholders shall adopt the annual accounts. The Board of Management shall have the annual accounts examined by a registered accountant designated for that purpose by the general meeting of shareholders or another expert designated thereto in accordance with the provisions of section 2:393, Civil Code. In the event the general meeting of shareholders does not designate such expert, the Supervisory Board is authorized thereto, and if it fails to do so, the Board of Management shall be authorized to do so. Such designation may be made for an indefinite period of time. The expert shall report on his examination to the general meeting of shareholders, the Supervisory Board and the Board of Management and shall issue a report in writing containing the results thereof.

38.6.	The external auditor or the other expert designated in accordance with the provisions of Section 2:393 Civil Code shall be invited to the general meeting of shareholders and is authorised to address the meeting.
38.7.	The annual accounts can only be adopted if the general meeting of shareholders has been informed on the expert’s report.
38.8.	The Board of Management shall explain, in a separate chapter of the annual report, the principles of the corporate governance structure of the Company.
38.9.	Copies of the annual accounts which have been prepared, of the expert’s report, of the annual report and of the information to be added pursuant to any and all statutory provisions can be obtained and shall be available for inspection by the shareholders and others entitled to attend the meetings, at the office of the Company and — in the event of a listing as referred to in article 28, paragraph 2 — at a banking institution in Amsterdam as of the day of the said convocation until the close of that meeting to be specified in the convocation to the general meeting of shareholders at which they will be discussed.
Profit and loss; general.
Article 39.
39.1.	From the profit shown in the annual accounts adopted by the general meeting of shareholders, the percentage mentioned below of the amount paid or required to be paid, as of the beginning of the financial year for which the distribution is made, or, if the preference shares were taken in the course of said financial year, as of the day on which the preference shares were taken, shall, if possible, first be distributed on those shares. The dividend on the preference shares shall only be distributed for the number of days that such shares were actually outstanding in the financial year concerned. The percentage referred to above shall be equal to the average value of the EURIBOR- percentage for cash loans with a duration of twelve months — weighted by the amount of days for which this percentage counted- during the financial year for which the distribution is made, plus two hundred basispoints.
39.2.	If the profit for a financial year is declared and one or more preference shares with repayment have been withdrawn or preference shares have been fully repaid in that financial year, those persons who according to the share register referred to in article 8 were holders of said preference shares at the time of the said withdrawal or repayment shall have an inalienable right to a distribution of profit as described below. The profit which, if possible, shall be distributed to the said persons shall be equal to the amount of the distribution to which they would have been entitled under the provisions of paragraph 1 if they had still been holders of the aforementioned preference shares at the time when the profit was declared, this being calculated on the basis of the period for which they were holders of preference shares in the said financial year, a part of a month being counted as a full month. With regard to an alteration to the provisions of this paragraph, the proviso referred to in section 2:122, Civil Code, is made. If in any financial year the profit referred to in paragraph 1 is not sufficient to make the distributions referred to above in this article, the provisions of this article and paragraph 3 shall not apply in the subsequent financial years until the shortfall has been eliminated.

39.3.	The profits that remain after article 38, paragraph 4, and paragraphs 1 and 2 of this article have been applied, shall be at the free disposal of the general meeting of shareholders.
39.4.	The general meeting of shareholders is authorized to reserve said part of the Profits, in whole or in part.
39.5.	Distributions of profits may only take place to the extent shareholders’ equity exceeds the amount of the issued share capital plus the reserve maintained pursuant to law.
Profit and loss; distributions.
Article 40.
40.1.	Upon the proposal of the Board of Management, which proposal shall require the prior approval of the Supervisory Board, the general meeting of Shareholders shall be authorized to resolve to make distributions charged to the “other reserves” shown in the annual accounts or charged to “share premium reserve”.
40.2.	Upon the proposal of the Board of Management, which proposal shall require the prior approval of the Supervisory board, the general meeting of shareholders shall be authorized to make distributions to shareholders pursuant to article 39, this article 40, paragraph 1, and article 41 in the form of the issuance of shares.
Interim dividends.
Article 41.
At its discretion and with due observance of the provisions of the law in respect thereof, the Board of Management, with the prior approval of the Supervisory Board, may distribute one or more interim dividends on the shares before the annual accounts for any financial year have been adopted. These interim dividends may also be distributed on a class of share.
Distributions.
Article 42.
42.1.	Distributions pursuant to articles 39, 40 and 41, hereinafter referred to as Distributions (or in singular: Distribution), shall be made payable as from a date to be determined by the Board of Management. The date on which a Distribution is payable for the first time in respect of shares of type I that have been issued may differ from the date in respect of shares of type II issued.
42.2.	Distributions shall be made payable at a place or places to be determined by the Board of Management. At least one place shall be designated in the Netherlands including — in the event of a listing as referred to in article 10, paragraph 11 — in any event a place in Amsterdam.
42.3.	The Board of Management may determine the method of payment in respect of cash Distributions on shares of type I.
42.4.	Cash Distributions in respect of shares for which share certificates of type II have been issued shall, if such Distributions are made payable only outside the Netherlands, be paid in the currency of the country concerned, converted at the exchange rate on the Amsterdam Stock Exchange at the close of business on a day to be determined and announced by the Board of Management. This day may not be earlier than the day preceding the day on which the Distribution is declared and no later than the day which has been determined for the shares concerned in accordance with the provisions of paragraph 5 of this article. If and insofar as on the first day on which a Distribution is made payable, the Company is unable, as a consequence of governmental regulations or other extraordinary circumstances beyond its control, to make the payment at the place designated outside the Netherlands or in the relevant foreign currency, the Board of Management may to that extent designate one or more places in the Netherlands instead where the distributions are made payable. In that event the provisions of the first sentence of this paragraph shall no longer apply.

42.5.	The person entitled to any Distribution on shares shall be the person in whose name the share is registered or, in the event of limited rights, the person whose right appears well-founded, at the date to be determined by the Board of Management for the purpose of each Distribution in respect of the different types of shares. Such a payment shall acquit the Company.
42.6.	Notices relating to Distributions, and relating to the dates and places referred to in the preceding paragraphs of this article, shall in the Netherlands be published in at least one national daily newspaper, and — in the event of a listing as referred to in article 10, paragraph 11 — in the Daily Official List of Euronext Amsterdam N.V. and abroad in at least one daily newspaper in each of those countries where, on the application of the Company, the Company’s shares have been admitted for official listing, and further in such manner as the Board of Management may deem desirable.
42.7.	Claims for payment of Distributions in cash shall lapse if such Distributions have not been collected within five years following the date on which they were made payable.
42.8.	In case of a Distribution by way of shares in the share capital of the Company pursuant to article 40, paragraph 2, those shares shall be registered in the share register. A share certificate of type II shall be issued to the holders of shares of type II for a nominal amount equal to the amount added.
42.9.	The provisions of paragraphs 5 and 8 shall apply correspondingly in respect of any other distributions that do not take place pursuant to the articles 39, 40 and 41.
Amendment of articles of association, dissolution and liquidation.
Article 43.
43.1.	A resolution to amend the articles of association or to dissolve the Company shall only be valid if:
a.	the approval of the Supervisory Board and has been or will be obtained;

b.	the complete proposals were available for inspection by the shareholders and the others entitled to attend meetings at the office of the Company and — in the event of a listing as referred to in article 10, paragraph 11 — at a banking institution designated in the convocation to the general meeting of shareholders, as from the date of said convocation until the close of that meeting; and

c.	without prejudice to the provision of paragraph 3 of this article the resolution is adopted at a general meeting of shareholders at which more than one half of the issued share capital is represented and with at least three-fourths of the votes cast; if the required share capital is not represented at a meeting convened for that purpose, a subsequent meeting shall be convened, to be held within four weeks of the first meeting, at which, irrespective of the share capital represented, the resolution can be adopted with at least three-fourths of the votes cast.

In case of an amendment of the articles of association the company must consult Euronext Amsterdam N.V., before she proposes this amendment to her shareholders.

43.2.	A resolution to appoint a registered accountant or other expert designated in accordance with section 2:393, Civil Code is also only valid if the provisions referred to in the preceding paragraph of this article under d. have been fulfilled, provided, however, that instead of the majority of at least three-fourths of the votes cast referred to under d of that paragraph, a majority is required of at least two-thirds.
43.3.	If a resolution referred to in the first and second paragraph of this article is proposed by the Board of Management, the resolution will be adopted, contrary to the provisions of paragraph 1 under d. and paragraph 2, with an absolute majority of votes cast irrespective of the represented share capital at the meeting.
Liquidation.
Article 44.
44.1.	If the Company is dissolved, liquidation shall be effected by the Board of Management, under the supervision of the Supervisory Board, unless the general meeting of shareholders with the approval of the Supervisory Board resolves otherwise.
44.2.	When adopting a resolution to dissolve the Company, the general meeting of shareholders may grant the liquidators and the persons charged with the supervision of the liquidation a remuneration.
44.3.	After the liquidation has ended, the liquidators shall render account in accordance with the provisions of Book 2 of the Civil Code.
Liquidation surplus.
Article 45.
After all liabilities have been settled, including costs made in connection with the liquidation, first of all, if possible, all holders of preference shares shall be paid the amount paid on their shares increased by the percentage referred to in article 39, paragraph 1, to be calculated over the financial year in which the payment takes place until the moment of payment, and by the previous years’ shortfall in dividend on said shares. The balance shall be paid on the ordinary Shares.
Consignment account.
Article 46.
The amounts that are payable to shareholders or creditors and have not been claimed within six months after they have been made payable, shall be deposited in a consignment account.
Provisions remaining in force after liquidation.
Article 47.
The provisions of these articles of association shall remain in force during the liquidation period, in so far these provisions can still be implemented.
Transitional provisions.
Article 48.
48.1.	After the amendments to the articles of association of the Company which were decided on at the general meeting of shareholders held on the twenty first day of March two thousand and two, have come into effect, holders of shares, holders of a right of usufruct and holders of a right of pledge on shares, who derive their rights from an ordinary share issued in bearer form shall not be entitled to exercise the rights relating to that share (nor to have said rights exercised) as long as they have not been (a)

entered into the register or (b) they have not delivered that share to an Affiliated Institution for inclusion in a Joint Deposit.

48.2.	Entry and transfer as referred to in the preceding paragraph shall only be possible against the surrender of share certificates to the Company.